Exhibit (17)(g)

IVY FUNDS

Ivy Asset Strategy Fund
Ivy Core Equity Fund
Ivy Cundill Global Value Fund
Ivy Dividend Income Fund
Ivy European Opportunities Fund
Ivy Global Natural Resources Fund
Ivy High Income Fund
Ivy International Fund
Ivy International Growth Fund
Ivy International Value Fund
Ivy Large Cap Growth Fund
Ivy Limited-Term Bond Fund
Ivy Mid Cap Growth Fund
Ivy Money Market Fund
Ivy Municipal Bond Fund
Ivy Pacific Opportunities Fund
Ivy Science and Technology Fund
Ivy Small Cap Growth Fund
Ivy Tax-Managed Equity Fund

Supplement Dated August 4, 2003 To Prospectus Dated July 1, 2003
(and supplemented July 25, 2003, July 15, 2003 and July 7, 2003)

The following information replaces the disclosure regarding the management of Ivy Small Cap Growth Fund in the Section entitled "Portfolio Management":

The Ivy Small Cap Growth Fund is managed by the small cap growth team of Waddell & Reed Ivy Investment Company (WRIICO).  Gilbert Scott is primarily responsible for the management of the fund.  Mr. Scott joined Waddell & Reed in 1997 and has been assistant portfolio manager of small cap growth institutional accounts since September 2000.  He is a vice president of WRIICO and of Waddell & Reed Investment Management Company (WRIMCO).  Mark G. Seferovich is the senior member of the small cap growth team.  Mr. Seferovich joined Waddell & Reed in 1989 and served as portfolio manager of Waddell & Reed's small cap growth mutual funds from September 1992 through September 2002.  Mr. Seferovich currently is primarily responsible for managing small cap growth institutional accounts of WRIMCO, and, as the senior member of the team, provides oversight to the small cap growth team.  He is a senior vice president of WRIICO and WRIMCO.

WRS3300D

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